Exhibit 99.1

COMPANY CONTACT: Ryan Bowie Vice President and Treasurer Strategic Hotels & Resorts (312) 658-5766

FOR IMMEDIATE RELEASE

THURSDAY, AUGUST 27, 2009

Strategic Hotels & Resorts Appoints Raymond L. Gellein, Jr. and Eugene F. Reilly

as New Independent Directors

Chicago, IL – August 27 – Strategic Hotels & Resorts, Inc. (NYSE: BEE), has appointed Raymond L. “Rip” Gellein, Jr. and Eugene F. Reilly as independent members of the Board of Directors. With the appointment of Mssrs. Gellein and Reilly, the Company’s Board of Directors has nine members.

“We are very pleased to announce the appointment of Rip and Gene to our Board, continuing the process we began last December to evaluate the composition of our Board and align it in the best interest of our shareholders” said William Prezant, chairman of the Company’s Board of Directors. “The skill-sets and experience Rip and Gene bring complement and broaden our current Board. Their expertise will be instrumental in helping us navigate in this challenging economic environment.”

Raymond L. “Rip” Gellein, Jr., was President, Global Development Group of Starwood Hotels and Resorts Worldwide, Inc. (NYSE: HOT) prior to his resignation in March of 2008. Mr. Gellein had overall management responsibility for the full range of Starwood’s global real estate-related functions.

Prior to his position as President, Global Development Group, Mr. Gellein served as Chairman and CEO of Starwood Vacation Ownership, Inc., the vacation ownership division of Starwood Hotels & Resorts Worldwide, Inc. He was a Director of Starwood Vacation Ownership Inc. from 1999 to 2008.

Mr. Gellein was formerly Chairman and Co-Chief Executive Officer of Vistana, Inc. (Nasdaq: VSTN); a public vacation ownership company acquired by Starwood in 1999.

Mr. Gellein holds an MBA in Finance, Accounting and Marketing from Northwestern University’s Kellogg School of Management, as well as a Bachelor of Arts from Denison University.

Mr. Reilly is President, the Americas for AMB Property Corporation (NYSE: AMB) and is responsible for AMB’s business in the United States, Canada and Latin America. Mr. Reilly joined AMB in 2003 and has 26 years of experience in the development, acquisition, disposition, financing and leasing of industrial properties throughout the Americas.

Prior to joining AMB, he was Chief Investment Officer of Cabot Properties, Inc., a private equity industrial real estate firm in which he was a founding partner and member of its Investment Committee and Board of Directors.

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Strategic Hotels & Resorts

Mr. Reilly served with Cabot and its predecessor companies, including the NYSE-traded Cabot Industrial Trust, for 11 years. He has served on the Board of Directors of Grupo Acción, S.A. de C.V., a leading development company in Mexico.

Mr. Reilly holds an A.B. in Economics from Harvard College.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 19 properties with an aggregate of 8,358 rooms. For a list of current properties and for further information, please visit the company’s website at http://www.strategichotels.com.